As filed with the Securities and Exchange Commission on July 2, 2010

Registration Statement No. 333-145832

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-145832

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

JAVELIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0471759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 CambridgePark Drive
Cambridge, MA 02140

(617) 349-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian J. Smith

Vice President and Secretary

Javelin Pharmaceuticals, Inc.

125 CambridgePark Drive

Cambridge, MA 02140

(617) 349-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Craig A. Roeder

Michael F. DeFranco

Baker & McKenzie LLP

One Prudential Plaza

130 East Randolph Drive

Chicago, Illinois 60601

(312) 861-8000

Approximate date of commencement of proposed sale to the public: This post-effective amendment no. 1 deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

On August 31, 2007, Javelin Pharmaceuticals, Inc. (the “Company”) filed a registration statement on Form S-3 (File No. 333-145832) (the “Registration Statement”), to register 2,184,801 shares (the “Securities”) of common stock, par value $.001 per share, of the Company (the “Common Stock”) for resale by certain selling stockholders of the Company.  The Registration Statement was declared effective on September 26, 2007.  This Post-Effective Amendment No. 1 to the Registration Statement (this “Post-Effective Amendment”) deregisters the Securities that remain unsold under the Registration Statement.

On April 17, 2010, the Company, Discus Acquisition Corporation (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Hospira, Inc., a Delaware corporation (“Parent”), and Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) which contemplated, among other things, that Purchaser would merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). On April 21, 2010, pursuant to the terms of the Merger Agreement, Purchaser commenced a cash tender offer, as amended from time to time (the “Offer”), to purchase all of the outstanding shares of Common Stock at a price of $2.20 per share, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Per Share Amount”).

The Offer expired at 12:00 midnight, New York City time, on June 30, 2010 (the end of the day on June 30, 2010) and the Merger became effective on July 2, 2010 (the “Effective Time”) as a result of the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. At the Effective Time, each share of Common Stock that was issued and outstanding immediately prior to the Effective Time (other than shares held by Parent, the Company or their respective subsidiaries, or held by former stockholders of the Company who properly asserted their appraisal rights under Delaware law) was cancelled and automatically converted into the right to receive the Per Share Amount.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the Securities remaining unsold at the termination of the offering, the Company hereby removes from registration the Securities of the Company registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on July 2, 2010.

JAVELIN PHARMACEUTICALS, INC.

By:	/s/ Brian J. Smith
	Name:	Brian J. Smith
	Title:	Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following person in the capacities indicated as of July 2, 2010.

Signature	Title

/s/ Richard J. Hoffman	President, Treasurer and Director
Richard J. Hoffman	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)